Exhibit 15.2

Consent of Ogier (Cayman) LLP

Consent Letter

November 17, 2025

To:	Xinxu Copper Industry Technology Limited
c/o Harneys Fiduciary (Cayman) Limited,
Harbour Place, 103 South Church Street,
George Town, Cayman Islands

Dear Sir/Madam,

We hereby consent to the references to our firm’s name in Xinxu Copper Industry Technology Limited’s annual report on Form 20-F for the year ended June 30, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Ogier (Cayman) LLP
Consent of Ogier (Cayman) LLP